Exhibit 10.1

SEPARATION AGREEMENT, WAIVER AND GENERAL RELEASE

This Separation Agreement, Waiver and General Release (“Separation Agreement”) is entered into this 29th day of July, 2013 by and between Walter Investment Management Corp. (“Employer” or “Company”) and Brian Libman (“Employee”).

WHEREAS, on March 25, 2011, the parties hereto entered into a one year employment agreement which became effective on July 1, 2011 (the “Employment Agreement” – all capitalized terms in this Agreement shall have the meaning ascribed to them in the Employment Agreement unless otherwise defined herein), which Employment Agreement automatically extended on an annual basis beginning July 1 of each succeeding year; and

WHEREAS, pursuant to a Restricted Stock Unit Award Agreement (the “RSU Award Agreement”) effective November 1, 2011, Employer granted Employee 40,000 restricted stock units (“RSU’s”) which were to be settled, 50% on November 1, 2013 (the “First Tranche”) and 50% on November 1, 2015 (the “Second Tranche”); and

WHEREAS, Section 6(c) of the Employment Agreement provides that in the event Employee terminates his employment with the Company for other than Constructive Termination, Disability or death, Employer will pay to Employee unpaid Base Salary through the date of termination plus the Vacation Payment, and Employee will be entitled to no other compensation; and

WHEREAS, Section 5(b) of the RSU Agreement provides that “subject to the Compensation Committee’s sole discretion … if the employment of the [Employee] shall terminate for any reason whatsoever, other than death or Disability, the Participant shall forfeit any unsettled RSUs;” and

WHEREAS, Employee will voluntarily terminate his employment with Employer on or before the closing (the “Effective Date”) of a Stock Purchase Agreement by and among Knight Libertas Holdings LLC, KCG Holdings, Inc. and UFG Holdings LLC dated July 29, 2013 (the “SPA,” the transaction being referred to as the “Urban Transaction”); and

WHEREAS, the parties to this Separation Agreement wish, subject to the condition precedent set forth in the preceding paragraph, to amend the Employment Agreement and the RSU Award Agreement as set forth herein, and to otherwise fully and finally resolve all disputes between themselves, including, but not limited to, those differences arising out of the Employee’s employment with and separation from Employer.

NOW, THEREFORE, in consideration of the mutual promises and consideration set forth below, the parties hereto agree as follows:

1.	Employee will voluntarily terminate his employment with the Company on or before the Effective Date (the “Termination Date”) as described in the fifth Whereas clause above:

a.	Subsection 5(b) of the RSU Award Agreement will be automatically amended to add the following to the end of the subsection:

“Notwithstanding the foregoing, in the event that the Participant has voluntarily terminated his employment with the Company prior to November 1, 2013 in connection with the acquisition of Urban Financial Group in accordance with the terms of the Stock Purchase Agreement by and among Knight Libertas Holdings LLC, KCG Holdings, Inc. and UFG Holdings LLC dated July 29, 2013, then the RSUs scheduled to settle on such date shall not be forfeited.”

b.	Section 7 (Non-Compete) of the Employment Agreement will be automatically amended to add the following subsection (d):

“(d) Notwithstanding the foregoing, your direct or indirect ownership or management of Urban Financial Group Inc. (“UFG”) pursuant to the terms and conditions of the Stock Purchase Agreement by and among Knight Libertas Holdings LLC, KCG Holdings, Inc. and UFG Holdings LLC dated July 29, 2013 will not be deemed to violate this Non-Compete provision, for so long as, and provided that UFG operates primarily in the reverse mortgage sector.”

2.	In consideration of the foregoing, Employee agrees, on behalf of himself, and his heirs, successors in interest and assigns that:

a.

From and after the Termination Date, except as specifically provided herein, Employee will not file, or cause to be filed, any charges, lawsuits, or other actions of any kind in any forum against Employer and/or its officers, directors, employees, agents, successors and assigns and does hereby further release and discharge Employer and its officers, directors, employees, agents, successors and assigns from any and all claims, causes of action, rights, demands, and obligations of whatever nature kind or character which you may have, known or unknown, against them (including those seeking equitable relief) alleging, without limitation, breach of contract or any tort, legal actions under title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1966, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act of 1938, as amended, the Age Discrimination in Employment Act of 1967, as amended, (the “ADEA”) (except to the extent claims under the ADEA arise after the date on which this Separation Agreement is signed by Employee), the Americans with Disability Act, the Civil Rights Act of 1991, or any State, Federal, or local law concerning age, race, religion, national origin, handicap, or any other form of discrimination, or any other State, Federal, or common law or regulation relating in any way to, Employee’s employment with the Company or Employee’s separation from the Company, including any and all future claims, except claims arising in connection with rights and obligations under this Separation Agreement. Employee further agrees to waive and release any claim for damages occurring at any time after the date of this Separation Agreement because of any alleged continuing effect of any alleged acts or omissions involving Employee and/or Employer which occurred on or before the date of this Separation Agreement.

b.	It is acknowledged and agreed that the non-solicitation provision set forth in Section 7(b) of the Employment Agreement shall be construed to (i) run for the two-year period beginning with the Effective Date , and (b) apply to the business of UFG including it parent company any subsidiaries, affiliates, successors and assigns thereof, for such period.

c.	In all other respects, the Employment Agreement and the RSU Award Agreement shall remain in full force and effect.

3.	Notwithstanding anything contained in this Separation Agreement to the contrary, the general release set forth in paragraph 2.a shall not apply to any claims under any equity, option or other Employer incentive plan or award, which shall be governed by the terms and conditions of such plan(s) or award; nor shall it affect any rights or obligations that Employee or Employer may have pursuant to the Indemnification Agreement entered into between Employee and Employer.

4.	This Separation Agreement shall not in any way be construed as an admission by Employer or Employee that they have acted wrongfully with respect to each other or that one party has any rights whatsoever against the other or the other released parties.

5.	Employee and Employer specifically acknowledge the following:

a.	Employee does not release or waive any right or claim which Employee may have which arises after the Termination Date.

b.	In exchange for the general release set forth herein, Employee acknowledges that Employee has received separate consideration beyond that which Employee is otherwise entitled to under the Employment Agreement, Employer’s policy or applicable law.

c.	Employee is releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers’ Benefit Protection Act (“OWBPA”), 29 U.S.C. §621, et seq.

d.	Employee has twenty-one (21) days to consider this Separation Agreement.

e.	Employee has seven (7) days to revoke this Separation Agreement after acceptance. However, no consideration will be paid until after the revocation of the acceptance period has expired. Additionally, for the revocation to be effective, Employee must give written notice of Employee’s revocation to Employer’s General Counsel.

f.	Employee will resign as an officer and/or director of the Company or any of its affiliates or subsidiaries.

6.	Should Employee breach any provision of this Separation Agreement, in addition to any other relief available to the Company, the amendments to the Employment Agreement and the RSU Award Agreement set forth in Sections Section 2.a. and 2.b. hereof shall be immediately revoked and the respective agreements returned to their original form. The parties further agree that (a) money damages would not be a sufficient remedy for any breach or threatened breach of this Separation Agreement, (b) the aggrieved party will be entitled to specific performance and injunctive and other equitable relief with respect to any such breach or threatened breach, (c) such remedies will not be deemed to be the exclusive remedies for any such breach, but will be in addition to all other remedies available at law or in equity, and (d) in the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final non-appealable order that one party has or has not breached this agreement, the non-prevailing party will be liable for reasonable legal fees incurred by the other party in connection with such litigation, including (but not limited to) any appeals. No failure or delay by the either party in exercising any right, power or privilege under this Separation Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

7.	This Separation Agreement shall be binding upon Employer, Employee and upon Employee’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Employer and the other released parties and their successors and assigns.

8.	Employee represents that no inducements, statements or representations have been made that are not set out in this Separation Agreement and that Employee does not rely on any inducements, statements or representations not set forth herein.

9.	Employee and Employer acknowledge that this Separation Agreement and the Employment Agreement shall be considered as one document and that, except as set forth herein and therein, any and all prior understandings and agreements between the parties to this Separation Agreement with respect to the subject matter of this Separation Agreement and/or the Employment Agreement are merged into the Employment Agreement and this Separation Agreement, which fully and completely expresses the entire understanding of the parties with respect to the subject matter hereof and thereof.

10.

Should any provision of this Separation Agreement be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Separation Agreement. Upon any finding of a court of competent jurisdiction that the release set forth in paragraph four (4) above is illegal, void, or unenforceable, Employee agrees to execute promptly a release, waiver, and agreement of comparable scope that is legal and enforceable.

11.	This Separation Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

12.	For the avoidance of doubt, in the event that the Urban Transaction is terminated without closing this Severance Agreement shall be of no further force and effect.

THIS BALANCE OF THIS PAGE IS INTENTIONALLY BLANK

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES

A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

For the Employer

By:	/s/ Stuart D. Boyd
Title:	Stuart D. Boyd V.P., General Counsel and Secretary

Employee

/s/ Brian Libman
Brian Libman Date: July 29, 2013

REVOCATION —PLEASE READ CAREFULLY.

I, Brian Libman, hereby revoke the foregoing acceptance of this agreement. I understand that to be effective, this revocation must be delivered to the Company no later than 5:00 p.m. on the seventh day after the date on which I delivered the signed acceptance of this Agreement to the Company.

Employee

/s/ Brian Libman
Brian Libman Date: July 29, 2013